Consent of Independent Registered Public Accounting Firm

The Board of Directors

Young Innovations, Inc.:

We consent to the incorporation by reference in the registration statement dated October 27, 2006, on Form S-8 of Young Innovations, Inc. of our reports dated March 3, 2006, with respect to the consolidated balance sheets of Young Innovations, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over finanical reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

October 27, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.